FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COLLEGE TONIGHT, INC.
A Delaware corporation

College Tonight, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is College Tonight, Inc.  The Corporation’s name is being changed in this First Amended and Restated Certificate of Incorporation to “CT Holdings, Inc.” The Corporation’s original certificate was filed with the Secretary of the State of Delaware on April 6, 1999 under the name of its predecessor in interest, Simex Technologies, Inc.  The certificate was amended by the Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on March 5, 2008.

B. This First Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and 245 of the General Corporation Laws of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, College Tonight, Inc. has caused this First Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 16th day of April, 2009.

College Tonight, Inc. a Delaware corporation

By:
Valerie Vekkos
Chief Executive Officer

EXHIBIT A

STATE OF DELAWARE
FITST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
 OF COLLEGE TONIGHT, INC.

ARTICLE I

NAME

The name of this corporation is CT HOLDINGS, Inc. (the "Corporation").

ARTICLE II

 REGISTERED AGENT AND OFFICE

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The registered agent at such address is The Company Corporation.

ARTICLE III

 PURPOSES AND POWERS

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

ARTICLE IV

CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING

Section 4.01.  The Corporation shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is Five Hundred and Five Million (505,000,000) shares of which Five Hundred Million (500,000,000) shall be Common Stock and Five Million (5,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of One Thousandth of One Cent ($0.001), and each share of Preferred Stock shall have a par value of One Thousandth of One Cent ($0.001).

Section 4.02.  Common Stock.  A statement of the designations of the Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a) Voting Rights.  Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b)  Dividends.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.

(c) Liquidation.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of the Common Stock.

Section 4.03.  Preferred Stock.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation files with respect to any series of Preferred Stock).

 Section4.04. Preemptive Rights.  Unless otherwise determined by the Board of Directors, no holder of shares of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any capital stock of any class which the Corporation may issue or sell, whether or not exchangeable for any capital stock of the Corporation of any class or classes, whether issued out of unissued shares authorized by this Certificate of Incorporation as originally filed or by any amendment thereof, or out of shares of capital stock of the Corporation acquired by it after the issue thereof; nor unless otherwise determined by the Board of Directors in the manner provided under the GCL, shall any holder of shares of capital stock of the Corporation, as such holder, have any right to purchase, acquire or subscribe for any securities which the Corporation may issue or sell whether or not convertible into or exchangeable for shares of capital stock of the Corporation of any class or classes, and whether or not such securities have attached or appurtenant thereto warrants, options or other instruments which entitle the holders thereof to purchase, acquire or subscribe for shares of capital stock of any class or classes.

ARTICLE V

 DIRECTORS

 Section 5.01.  Business and Affairs.  The business and affairs of the Corporation shall be managed by or under the discretion of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.02.  Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation Bylaws.  The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation.  Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered, or repealed except in accordance with Article X of the Bylaws.  No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed

Section 5.03.  Board Composition.  The Board of Directors shall consist of one (1) or more directors who need not be residents of the State of Delaware or shareholders of the Corporation.  The number of Directors of the Corporation may from time to time be changed in accordance with the Bylaws of the Corporation and the GCL.

Section 5.04.  Elections.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.  Newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining executive.

Section 5.05.  Removal.  Any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote or the holders of at least a majority of the voting power or the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors.

Section 5.06.  Voting.  No stockholder will be permitted to cumulate votes at any election of directors.

Section 5.07.  Audit Committee.  The Board of Directors of the Corporation shall, if and when the Board of Directors deems prudent in light of the Board of Directors’ fiduciary duties to act on behalf of the Corporation and other relevant circumstances, establish an audit committee whose principal purpose will be to oversee the Corporation’s and its subsidiaries’ accounting and financial reporting processes, internal systems of control, independent auditor relationships and audits of consolidated financial statements of the Corporation and its subsidiaries.  The audit committee will also determine the appointment of the independent auditors of the Corporation and any change in such appointment and ensure the independence of the Corporation’s auditors.  In addition, the audit committee will assume such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and exchange regulations.

Section 5.08.  Governance and Nominating Committee.  The Board of Directors of the Corporation shall, if and when the Board of Directors deems prudent in light of the Board of Directors’ fiduciary duties to act on behalf of the Corporation and other relevant circumstances, establish a corporate governance and nominating committee whose principal duties will be to assist the Board of Directors by identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, to recommend to the Board of Directors for its approval the slate of nominees to be proposed by the Board of Directors to the stockholders for election to the Board of Directors, to develop and recommend to the Board of Directors  the governance principles applicable to the Corporation, as well as such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and exchange rules.

Section 5.09.  Compensation Committee.  The Board of Directors of the Corporation shall, if and when the Board of Directors deems prudent in light of the Board of Directors’ fiduciary duties to act on behalf of the Corporation and other relevant circumstances, establish a compensation committee whose principal duties will be to review employee compensation policies and programs as well as the compensation of the Chief Executive Officer and other executive officers of the Corporation, to recommend to the Board of Directors a compensation program for outside members of the Board of Directors, as well as such other duties and responsibilities delegated to it by the Board of Directors and specified for it under applicable law and exchange rules.

 ARTICLE VI

LIABILITY OF DIRECTORS AND OFFICERS

Section 6.01.  Director Personal Liability.  To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating of limiting the personal liability of directors, then the liability of director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporate law, as so amended; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director to the extent a Director is found liable for (a) a breach of the Director's duty of loyalty to the Corporation or its Shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office, or (d)  an act or omission for which the liability of the Director is expressly provided by an applicable statute.

Section 6.02.  Other Personal Liability.   The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation.

Section 6.03.  Repeal.  Neither an amendment or repeal of any Section of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 6.04.  Insurance.  The Corporation shall have power to purchase and maintain insurance or another arrangement on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnity him/her against such liability under the provisions of this Article Nine or the GCL.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

Section 7.01, Meeting location.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

Section 7.02.  The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation and no Shareholder shall have any right to inspect any account or books or records of the Corporation, except as provided by GCL, or authorized by the Board of Directors.

Section 7.03.  Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 7.04.  Special Meetings.  Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or poses, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, (iii)the Chief Executive Officer of the Corporation, (iv) a holder, group of holders, of Common Stock holding more than twenty percent (20%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote.